NEWS   FROM  Petroleum Development Corporation

 FOR IMMEDIATE RELEASE:  November 6, 2008
CONTACT: Celesta Miracle - (304) 842-3597 ~ http://www.petd.com

Petroleum Development Announces Third Quarter 2008 Results
32% Increase in Quarterly Production
56% Increase in Realized Pricing for Third Quarter

Bridgeport, West Virginia, November 6, 2008: Petroleum Development Corporation (NASDAQ GSM:PETD) today reported its 2008 third quarter and first nine months operating and financial results.  Adjusted net income, a non-GAAP measure, for the third quarter 2008 was $16.1 million or $1.08 per diluted share and $49.0 million or $3.30 per diluted share for the nine months ended September 30, 2008.  This reflects an increase of 338% and 91% over the previous year comparable three and nine month results respectively.  The adjusted net income primarily excludes unrealized derivative gains and the impact of discrete items on the effective tax rate.  The third quarter increase in adjusted net income is attributable to a 32% increase in production and an over 56% increase in realized pricing over the third quarter of 2007.

Inclusive of those items listed above, PDC reported net income of $126.9 million or $8.55 per diluted share for the quarter and net income of $72.3 million or $4.86 per diluted share for the nine months ended September 30, 2008.  Unrealized gains of $172.2 million from derivative activities resulted in the large quarterly net income increase.

Adjusted cash flow from operations (a non-GAAP measure defined as cash flow from operations before changes in assets and liabilities) increased to $59.1 million in the third quarter of 2008 compared to $31.6 million for the same period in 2007.  The first nine month 2008 amounts reflect a 133% increase to $158.7 million up from $68.2 million in 2007.

Oil and gas production increased by 2.5 Bcfe over the third quarter of 2007 to a record third quarter level of 10.2 Bcfe, an increase of approximately 32% and 16% over second quarter 2008 levels.  The average realized price for oil and natural gas during this year’s third quarter was $9.49 per Mcfe, an increase of over 56% from $6.08 per Mcfe for the year ago quarter.  This increase in both production and pricing resulted in total oil and gas sales for the third quarter of 2008 of $99.4 million, an increase of 124% from $44.4 million in the same period of 2007.

The Company also continued its active drilling pace for new development by drilling 89 development wells and seven exploratory wells during the third quarter of 2008.  All but two of the development wells drilled in the third quarter were productive.  One exploratory well was dry, while the evaluation of six additional exploratory wells has not yet been completed.

Richard W. McCullough, President and CEO, stated, “We are pleased with the continued improvements in our operating and financial results, especially in these uncertain economic times.”  Mr. McCullough added, “We exit the third quarter with over $200 million in cash liquidity and a very strong hedge position.  We are substantially complete with a $75 million upsizing of our bank line, so while we plan to enter 2009 at a reduced CAPEX levels, our operating cash flows and liquidity positions have never been stronger.”

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Financial Results

Net income for the three months ended September 30, 2008, increased significantly compared to the respective year ago period due to the unrealized derivative gains of $172.2 million. The unrealized gains result from derivative positions that do not mature until future quarters and have no cash impact on the third quarter results.  The significant declines in oil and natural gas prices during the third quarter were the reason for the current and nine month unrealized gains.  The price of both oil and natural gas have continued to decline since September 30, 2008, and if the prices remain at current levels or continue to decline, we expect to experience additional unrealized derivative gains for the fourth quarter 2008.  Our adjusted EBITDA, adjusted net income and adjusted cash flow from operations continue to increase substantially as shown below.

Adjusted cash flow from operations increased to $59.1 million up from $31.6 million for the third quarter in 2007 and was $158.7 million, up from $68.2 million, for the first nine months of 2008 and 2007, respectively.  The higher adjusted cash flow from operations in the third quarter of 2008 reflects increased revenue from sales of oil and natural gas.  Adjusted EBITDA (a non-GAAP measure defined as net income plus the unrealized derivative loss, litigation provision, interest (net), income taxes and DD&A) increased from $27.9 million to $59.1 million in the third  quarter of 2008 compared to the same period in 2007, up 112% quarter to quarter and 68% year over year.  The following tables show net income and the calculation of adjusted net income, adjusted cash flow from operations and adjusted EBITDA for the third quarters and the first nine months of 2008 and 2007:

Comparative Results	Three Months Ended		Nine Months Ended
(In thousands, except per share amounts)	September 30,		September 30,
	(unaudited)		(unaudited)
	2008	2007	2008	2007
Revenues	$326,804	$76,275	$413,954	$210,132
Net income	$126,896	$4,459	$72,256	$25,011
Basic earnings per common share	$8.59	$0.30	$4.90	$1.70
Diluted earnings per common share	$8.55	$0.30	$4.86	$1.68

Reconciliation of Adjusted Net Income (a non-GAAP measure)
See Page 7 for explanation.
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	(unaudited)		(unaudited)
	2008	2007	2008	2007

Net income	$126,896	$4,459	$72,256	$25,011
Unrealized derivative gain	(172,154)	(3,854)	(45,811)	(1,344)
Litigation provision	(170)	1,500	4,025	1,500
Tax effect*	61,520	1,572	18,489	507
Adjusted net income	$16,092	$3,677	$48,959	$25,674
Weighted average diluted shares outstanding	14,835	14,827	14,858	14,845
Adjusted diluted earnings per share	$1.08	$0.25	$3.30	$1.73

* Tax rate exclusive of discrete items

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Reconciliation of Adjusted Cash Flow from Operations (a non-GAAP measure)
See Page 7 for explanation.
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	(unaudited)		(unaudited)
	2008	2007	2008	2007

Net Cash provided by (used in) Operating Activities	$36,062	$43,585	$103,792	($32,800)
Changes in Assets and Liabilities	23,046	(11,947)	54,911	101,003
Related to Operations
Adjusted Cash Flow from Operations	$59,108	$31,638	$158,703	$68,203
Weighted average diluted shares outstanding	14,835	14,827	14,858	14,845
Adjusted diluted cash flow per share	$3.98	$2.13	$10.68	$4.59

Reconciliation of Adjusted EBITDA (a non-GAAP measure)
See Page 7 for explanation.
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	(unaudited)		(unaudited)
	2008	2007	2008	2007
Net Income	$126,896	$4,459	$72,256	$25,011
Unrealized derivative gain	(172,154)	(3,854)	(45,811)	(1,344)
Litigation provision	(170)	1,500	4,025	1,500
Interest, net	7,666	2,082	18,646	2,766
Income Taxes	68,233	3,326	37,222	15,511
Depreciation	28,645	20,354	71,881	50,857
Adjusted EBITDA	$59,116	$27,867	$158,219	$94,301

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Operations

Third quarter operations focused primarily on increasing production volumes and continued exploitation of the Company’s lease position in its three core Colorado projects.  Third quarter production was on target with the 2008 guidance. The Company’s internal mid-year reserve summary reflected 797 Bcfe of proved reserves.  The strong reserve growth is due to reserve growth in the Wattenberg Field, Appalachian Basin, and Piceance Basin.

The Company has also continued its development program in the Appalachian Basin, with development underway in both its legacy areas and on the property acquired in the 2007 acquisition in Pennsylvania.  The Company is following and evaluating developments relating to the Marcellus shale in the Appalachian and will drill its first well in the fourth quarter.  The Company is currently experiencing a 10 – 15 % curtailment of production volumes in the Piceance Basin due to limited compression and pipeline capacity which is anticipated to continue through most of the fourth quarter.

Drilling Activity

The Company’s drilling activities continue to be focused in its Rocky Mountain Region. The 96 wells drilled in the third quarter, with three dry holes and six wells that have not yet been classified, are shown by area in the table below.  The total number of wells drilled during the first nine months represents an increase of 13% year over year.   PDC’s 2008 plan is to drill 375 gross wells, recomplete approximately 100 Wattenberg Field wells, and recomplete 30 wells in the Appalachian Basin.  The 375 gross wells is less than the prior estimated 2008 drilling estimate of 447.

Wells Drilled

	Three Months Ended September 30				Nine Months Ended September 30
	2008		2007		2008		2007
	Gross	Net	Gross	Net	Gross	Net	Gross	Net
Rocky Mountain Region:
Wattenberg	36.0	36.0	41.0	29.4	116.0	91.3	109.0	79.5
Piceance	18.0	18.0	11.0	8.5	50.0	42.4	41.0	36.6
NECO	21.0	19.6	39.0	38.9	88.0	78.2	106.0	97.9
North Dakota	1.0	0.3	0.0	0.0	2.0	0.5	2.0	0.6
Total Rocky Mountain	76.0	73.9	91.0	76.8	256.0	212.4	258.0	214.6
Appalachian Basin	18.0	18.0	4.0	4.0	36.0	36.0	4.0	4.0
Michigan	1.0	0.8	0.0	0.0	2.0	1.6	2.0	1.8
New York	0.0	0.0	0.0	0.0	1.0	1.0	0.0	0.0
Fort Worth Basin	1.0	1.0	0.0	0.0	3.0	3.0	0.0	0.0
Total	96.0	93.7	95.0	80.8	298.0	254.0	264.0	220.4

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Other Information

PETROLEUM DEVELOPMENT CORPORATION
Condensed Consolidated Statements of Operations
(unaudited; in thousands except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007

Revenues:
Oil and gas sales	$ 99,422	$ 44,437	$ 265,617	$ 117,699
Sales from natural gas marketing activities	53,372	19,934	107,638	71,845
Oil and gas well drilling operations	1,232	1,573	7,202	7,342
Well operations and pipeline income	3,356	2,092	8,146	6,682
Oil and gas price risk management gain, net	169,402	6,345	25,294	4,442
Other	20	1,894	57	2,122
Total revenues	326,804	76,275	413,954	210,132

Costs and expenses: Oil & Gas production & well operations cost	22,173	12,645	61,120	33,308
Cost of natural gas marketing activities	54,372	19,810	106,610	70,102
Cost of oil and gas well drilling operations	501	749	1,097	1,559
Exploration expense	10,212	5,337	17,962	14,795
General and administrative expense	8,106	7,513	27,160	21,823
Depreciation, depletion and amortization	28,645	20,354	71,881	50,857
Total costs and expenses	124,009	66,408	285,830	192,444

Gain on sale of leaseholds	-	-	-	25,600

Income from operations	202,795	9,867	128,124	43,288
Interest income	151	462	497	2,059
Interest expense	(7,817)	(2,544)	(19,143)	(4,825)

Income before income taxes	195,129	7,785	109,478	40,522
Provision for income taxes	68,233	3,326	37,222	15,511
Net income	$ 126,896	$ 4,459	$ 72,256	$ 25,011

Earnings per share
Basic	$ 8.59	$ 0. 30	$ 4.90	$ 1.70
Diluted	$ 8.55	$ 0.30	$ 4.86	$ 1.68
Weighted average common shares outstanding
Basic	14,767	14,757	14,749	14,739
Diluted	14,835	14,827	14,858	14,845

Oil and Gas Sales and Production
Production for the quarter increased 32% above volumes for the third quarter of 2007.  Oil and natural gas sales from the Company's producing properties for the three months ended September 30, 2008, were up 124% to $99.4 million compared to $44.4 million for the same prior year period.   Oil and natural gas sales for the nine months ended September 30, 2008 was $265.6 million up 129% from $117.7 million for the same period in 2007.  The quarter to quarter and year-to-date sales increase was related to the increase in production and an increase in realized oil and natural gas prices.

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The following tables show the Company’s oil and natural gas production by area of operations along with average sales price (excluding derivative gains/losses):

	Three Months Ended September 30,			Nine Months Ended September 30,
	2008	2007	% Change	2008	2007	% Change

Oil (Bbls)
Appalachian Basin	2,467	602	309.8%	5,105	3,816	33.8%
Michigan Basin	944	1,003	-5.9%	2,775	2,985	-7.0%
Rocky Mountain Region	318,722	233,130	36.7%	826,303	659,951	25.2%
Total	322,133	234,735	37.2%	834,183	666,752	25.1%
Natural gas (Mcf)
Appalachian Basin	931,150	606,165	53.6%	2,895,499	1,891,153	53.1%
Michigan Basin	391,316	421,909	-7.3%	1,157,659	1,263,186	-8.4%
Rocky Mountain Region	6,916,539	5,284,103	30.9%	18,389,853	12,334,849	49.1%
Total	8,239,005	6,312,177	30.5%	22,443,011	15,489,188	44.9%
Natural gas equivalent (Mcfe)
Appalachian Basin	945,952	609,777	55.1%	2,926,129	1,914,049	52.9%
Michigan Basin	396,980	427,927	-7.2%	1,174,309	1,281,096	-8.3%
Rocky Mountain Region	8,828,871	6,682,883	32.1%	23,347,671	16,294,555	43.3%
Total	10,171,803	7,720,587	31.7%	27,448,109	19,489,700	40.8%

	Three Months Ended September 30,			Nine Months Ended September 30,
	2008	2007	% Change	2008	2007	% Change
Average Sales Price (excluding derivative gains/losses)
Oil (per Bbl)
Appalachian Basin	$ 108.68	$ 68.19	59.4%	$ 105.93	$ 57.06	85.6%
Michigan Basin	118.92	71.90	65.4%	112.38	60.46	85.9%
Rocky Mountain Region	108.00	63.63	69.7%	104.45	55.75	87.4%
Weighted average price	108.04	63.67	69.7%	104.48	55.78	87.3%
Natural gas (per Mcf)
Appalachian Basin	$ 10.40	$ 6.16	68.8%	$ 9.99	$ 6.76	47.8%
Michigan Basin	9.67	5.24	84.5%	9.24	6.04	53.0%
Rocky Mountain Region	7.37	4.45	65.6%	7.78	4.87	59.8%
Weighted average price	7.82	4.67	67.5%	8.13	5.20	56.3%
Natural gas equivalent (Mcfe)
Appalachian Basin	$ 10.43	$ 6.18	68.8%	$ 10.02	$ 6.79	47.6%
Michigan Basin	9.84	5.33	84.6%	9.38	6.10	53.8%
Rocky Mountain Region	9.68	5.74	68.6%	9.82	5.95	65.0%
Weighted average price	9.76	5.76	69.4%	9.82	6.04	62.6%

*One barrel of oil is equal to the energy equivalent of six Mcf of natural gas.

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Oil and Gas Derivative Activities

Because of uncertainty surrounding oil and natural gas prices, the Company has used various derivative instruments to manage some of the impact of fluctuations in prices.  Through March 2012, a series of floors, ceilings, collars and fixed price swaps are in place on a portion of our oil and natural gas production.  Under the arrangements, if the applicable index rises above the ceiling price, the Company pays the counterparty; however, if the index drops below the floor, the counterparty pays the Company.  Our hedging counterparties are all current of past members of our bank group for our revolver.  A complete listing of the Company’s derivative positions is included in the Company’s Form 10-Q and is available at the Company’s website at www.petd.com.

Non-GAAP Financial Measures (unaudited)

This release refers to “Adjusted net income,” “Adjusted diluted earnings per share,” "Adjusted cash flow from operations" and “Adjusted EBITDA” all of which are non-GAAP financial measures.  “Adjusted Net Income” is a measure defined as Net Income excludes unrealized derivative losses, a one-time litigation provision, and the impact of discreet items on the effective tax rate. Adjusted net income and adjusted diluted earnings per share exclude certain items that the Company believes affect the comparability of producing companies.  The Company discloses these non-GAAP financial measures as a useful adjunct to GAAP earnings because: the Company uses adjusted net income to evaluate its operational trends and performance relative to other natural gas and oil producing companies; adjusted net income is more comparable to earnings estimates provided by securities analysts; items excluded generally are one-time items or items whose timing or amount cannot be reasonably estimated, accordingly, any guidance provided by, the Company generally excludes information regarding these types of items. Adjusted cash flow from operations is the cash flow earned or incurred from operating activities without regard to the collection or payment of associated receivables or payables. The Company believes it is important to consider Adjusted cash flow from operations separately, as the Company believes it can often be a better way to discuss changes in operating trends in its business caused by changes in production, prices, operating costs, and related operational factors, without regard to whether the earned or incurred item was collected or paid during that year.  The Company also uses this measure because the collection of its receivables or payment of its obligations has not been a significant issue for the Company's business, but merely a timing issue from one period to the next, with fluctuations generally caused by significant changes in commodity prices. Adjusted EBITDA is a non-GAAP measure calculated by adding net income, interest (net), income taxes, and depreciation, depletion and amortization for the period excluding unrealized derivative losses, and a one-time litigation provision.  Management believes adjusted EBITDA is relevant because it is a measure of cash available to fund the Company’s capital expenditures and service its debt and is a widely used industry metric which allows comparability of our results with our peers. Adjusted cash flow from operations and adjusted EBITDA are not measures of financial performance under GAAP and should be considered in addition to, not as a substitute for, cash flows from operations, investing, or financing activities, nor as a liquidity measure or indicator of cash flows reported in accordance with U.S. GAAP.

2008 Outlook: Updated

Increasing shareholder value through increased reserves, production, margins and cash flow is the primary focus of the Company’s operating efforts. The first nine months demonstrated this focus and we expect 2008 to show increasing production with the addition of new wells. The foundation of our 2008 strategy is continued development drilling in the Company’s three core Colorado projects -- Grand Valley field, Wattenberg field and NECO (northeast Colorado), and our Appalachian project. Our third quarter production was in line with prior guidance, and in spite of the curtailment in the Piceance Basin, we still expect total production for the year of about 38-39 Bcfe, which would be a 35% - 39% increase from 2007 production.  The Company anticipates continuing a very active development drilling schedule in 2008, drilling approximately 375 gross (341 net) wells down from our previously announced levels of 447 gross (412 net).

Energy prices have fallen significantly in the last 120 days from historically high levels earlier in the year, and the Company recognized a $172.2 million noncash unrealized gain on its derivative activities in the third quarter.  Rocky Mountain area natural gas prices are substantially lower than other regions of the country which affected about 35% of the Company’s production on an energy equivalent basis (Mcfe).  However, our hedge positions are expected to provide us higher pricing for much of our production through most of 2009.  The increased use of derivatives also creates the potential for additional realized and unrealized derivative losses and gains in future periods, even as the Company experiences record levels of cash flow.  Although we give up some potential upside by using the derivatives, we believe locking in a more predictable cash flow stream allows us to maintain more certainty in our liquidity position which is so important today.

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While we have not yet set out 2009 capital expenditure budget, if gas and oil prices remain at the reduced levels they are today and 2009 production is 20% higher than 2008 production levels, we should realize pricing in the $8.00 per Mcfe range on such total 2009 production.

10-Q and Quarterly Conference Call

The Company will file its Quarterly Report on Form 10-Q on November 6, 2008. You can access the report at the Company’s website (www.petd.com), or contact the Company for a paper copy. The Company invites you to join Richard McCullough, President and CEO, and Bart Brookman, Senior Vice President Exploration and Production for a conference call on Thursday, November 6, 2008, for a discussion of the results

What:                      Petroleum Development Corporation Third Quarter 2008 Earnings Conference Call
When:                     Thursday, November 6, 2008, at 4:00 p.m. Eastern Time
Where:                     www.petd.com
How:                       Log on to the web address above or call (877) 407-8031
                Replay Number:  877-660-6853   Account #: 286  Conference ID #:  300579
               (Replay will be available approximately one hour after the conclusion of the call)

Contact:                Celesta Miracle, VP Strategic Planning, (800) 624-3821, ir@petd.com

About Petroleum Development Corporation

Petroleum Development Corporation (www.petd.com) is an independent energy company engaged in the exploration, production and marketing of natural gas and oil. Its operations are focused in the Rocky Mountains with additional operations in the Appalachian and Michigan Basins. PDC is included in the S&P SmallCap 600 Index, and the Russell 3000 Index of Companies.

Forward-Looking Statements
Certain matters discussed within this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements other than statements of historical fact included herein are forward-looking statements.  Although PDC believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, oil and gas prices, drilling results, regulatory changes, changes in federal or state tax policy, changes in local or national economic conditions and other risks detailed from time to time in PDC's reports filed with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K. The Company undertakes no obligation to update or revise any forward-looking statement.

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